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[Avnet Letterhead]
David R. Birk                        AVNET
Senior Vice President
Secretary and General Counsel                                          EXHIBIT 5

                                                                October 31, 2002




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   Avnet, Inc.

Ladies and Gentlemen:

      I am Senior Vice President, Secretary and General Counsel of Avnet, Inc., a New York corporation (the "Corporation"). This Registration Statement on Form S-8 relates to an additional 1,000,000 shares (the "Additional Shares") of the Corporation's common stock which are to be reserved for issuance under the Avnet Employee Stock Purchase Plan (the "Plan"). The Additional Shares, were authorized for issuance by the Corporation's board of directors on September 28, 2001, and approved by the Corporation's shareholders at the Annual Meeting of Shareholders held on November 29, 2001.

      Section 13 of the Plan provides that the Additional Shares may be, at the election of the Corporation, either treasury shares or shares authorized but unissued, and may be derived from shares of the Corporation's common stock purchased by the Corporation.

      I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other documents as I have deemed relevant as a basis for our opinion hereinafter expressed.

      Based on the foregoing, I am of the opinion that up to 1,000,000 authorized but previously unissued Additional Shares which may be issued by the Corporation under the Plan, when issued and paid for in accordance with the terms of the Plan, will be legally issued, and such Additional Shares will be fully-paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8.

                                        Very truly yours,

                                        /s/ David R. Birk

DRB